Exhibit 4.16

TRANSFERRED EMPLOYEES PAYROLL AND
BENEFITS TRANSITION AND REIMBURSEMENT AGREEMENT

This Transferred Employees Payroll and Benefits Transition and Reimbursement Agreement (this “Agreement”) dated as of January 15, 2010, is made and entered into by and among Law Offices of David J. Stern, P.A., a professional association licensed to practice law in the State of Florida (“Law Firm”), Professional Title and Abstract Company of Florida, Inc. (“PTA”), Default Servicing, Inc. (“DSI”) (Law Firm, DSI, and PTA are referred to herein collectively as the “Stern Contributors”), DJS Processing, LLC, a limited liability company organized under the laws of the State of Delaware (“DJS LLC”), Default Servicing, LLC, a limited liability company organized under the laws of the State of Delaware (“DSI LLC”), and Professional Title and Abstract Company of Florida LLC, a limited liability company organized under the laws of the State of Delaware (“PTA LLC”), (DJS LLC, PTA LLC and DSI LLC are each referred to herein as a “Newly Formed LLC” or collectively, as the “Newly Formed LLCs”) (each Stern Contributor and each Newly Formed LLC are referred to herein as a “Party” and collectively, as the “Parties”).

WITNESSETH:

WHEREAS, the Stern Contributors, the Newly Formed LLCs and other parties entered into a Master Acquisition Agreement dated December 10, 2009;

WHEREAS, certain of the Stern Contributors and the Newly Formed LLCs entered into Contribution Agreements dated January 15, 2010;

WHEREAS, the Newly Formed LLCs will not have implemented payroll systems necessary to process their own payrolls as of January 15, 2010 (the “Closing Date”) for the “Transferred Employees” (as defined in the Contribution Agreements);

WHEREAS, the Newly Formed LLCs and the Stern Contributors are agreeable to permitting the Transferred Employees to continue participating on and after the Closing Date in certain employee benefit plans maintained by the Stern Contributors, until employee benefit plans can be established for the Transferred Employees at the Newly Formed LLCs;

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Effective Date of Agreement.  This Agreement shall become effective as of the Closing Date and shall terminate on the date as of which the Newly Formed LLCs shall have paid all amounts to the Stern Contributors as shall have become due and payable pursuant to Section 3.

Section 2. Services to be performed by the Stern Contributors.  For the payroll period ending on January 23, 2010, the Stern Contributors shall process all Transferred Employees’ wages and other compensation from the Newly Formed LLCs through the Stern Contributors’ payrolls.  In addition, until such time as shall be mutually agreed upon by the Parties, on and after the Closing Date, the Stern Contributors shall (a) remit all applicable contributions for the Transferred Employees who immediately prior to the Closing Date participated in group medical, dental, life, accidental death or dismemberment, short-term disability, long-term disability, and/or vision plans of the Stern Contributors; (b) make all applicable contributions to the Law Offices of David J. Stern, P.A. 401(k) Plan (“401(k) Plan”) for the Transferred Employees participating in the 401(k) Plan; (c) pay workers’ compensation insurance costs for the Transferred Employees, the amount of which shall be determined proportionally on the basis of the ratio of the total number of Transferred Employees to the total number of Transferred Employees combined with the total number of employees of the Stern Contributors; (d) make all required federal, state, and local income and payroll tax withholdings for the Transferred Employees; and (e) pay all unemployment insurance costs for the Transferred Employees.

Section 3. Reimbursement Arrangement.   The Newly Formed LLCs shall reimburse the Stern Contributors for their costs described in Section 2 on behalf of the Transferred Employees incurred from and after the Closing Date and for the pro rata share of out-of-pocket expenses for payroll processing services so incurred by the Stern Contributors, determined proportionally on the basis of the ratio of the total number of Transferred Employees to the total number of Transferred Employees combined with the total number of employees of the Stern Contributors.  Each such reimbursement shall occur within 60 days of the delivery by the Stern Contributors to the Newly Formed LLCs of a reasonably documented and detailed written request for reimbursement under this Section 3.

Section 4. Indemnity. The Newly Formed LLCs shall indemnify and hold harmless the Stern Contributors against any claims that arise in connection with the services to be performed by the Stern Contributors in Section 2, except, however, for any such claims which result from the gross negligence or willful misconduct of any of the Stern Contributors.

Section 5. Amendment.  This Agreement and the rights and obligations of the Parties may be only by an instrument in writing signed by each of the Stern Contributors and each of the Newly Formed LLCs.

Section 6. Governing Law.  This Agreement, the rights and obligations of the Parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by and interpreted, construed and determined in accordance with, the internal Laws of the State of Florida (without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction).

Section 7. Counterparts.  This Agreement may be executed in two or more counterparts (and by different Parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 8. Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

Section 9. Merger and Integration.  Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and all inconsistent prior understandings pertaining to the subject matter of this Agreement, written or oral, are superseded by this Agreement.

Section 10. Headings.  The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SIGNATURE PAGE FOLLOWS THIS PAGE

IN WITNESS WHEREOF, Newly Formed LLCs and Stern Contributors have caused this Agreement to be executed in multiple counterparts by their duly authorized representatives.

STERN CONTRIBUTORS:

LAW OFFICES OF DAVID J. STERN, P.A.

By:
Name:
Title:

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, INC.

By:
Name:
Title:

DEFAULT SERVICING, INC.

By:
Name:
Title:

NEWLY FORMED LLCS:

DJS PROCESSING, LLC

By:
Name:
Title:

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, LLC

By:
Name:
Title:

DEFAULT SERVICING, LLC

By:
Name:
Title: